Exhibit 23.3

KELLER & COMPANY, INC.

FINANCIAL INSTITUTION CONSULTANTS

555 METRO PLACE NORTH

SUITE 524

DUBLIN, OHIO 43017

(614) 766-1426         (614) 766-1459 FAX

March 14, 2011

Boards of Directors

United Community Bancorp

92 Walnut Street

Lawrenceburg, Indiana 47025

Members of the Board:

We hereby consent to the use of our firm’s name in (i) the Registration Statement on Form S-1 to be filed by United Community Bancorp, with the Securities and Exchange Commission, and (ii) the Application for Conversion on Form AC to be filed by United Community Bank, with the Office of Thrift Supervision, in each case as amended and supplemented. We also hereby consent to the inclusion of, summary of and references to our appraisal and our statement concerning subscription rights in such filings including the prospectus of United Community Bancorp.

Sincerely,

KELLER & COMPANY, INC.

/s/ Michael R. Keller
Michael R. Keller President

MRK:jmm